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                                                                     EXHIBIT 6.6

                              EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT made this ___ day of __________, 2001 by and between ULTRASTRIP SYSTEMS, INC., a Florida corporation (the "Company"), and MICHAEL CRISTOFORO ("Executive").

In consideration of the mutual covenants and agreements herein contained, the compensation to be paid hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. TERM OF EMPLOYMENT. The Company hereby employs Executive and Executive hereby accepts employment with the Company for a period retroactively commencing as of January 1, 2001 and terminating, unless sooner terminated as provided herein, on December 31, 2003. If both parties hereto are pleased with the state of the relationship, they shall commence discussions no later than June 1, 2003 concerning renewal of the employment period. This Agreement shall automatically renew for a twelve (12) month period on the terms herein set forth unless the Company shall have notified Executive by July 31, 2003 that the Agreement shall not be renewed.

2. DUTIES OF EXECUTIVE. Executive is hereby hired and employed by the Company as its Director of Investor Relations to perform the duties and accept the responsibilities typical for such position and shall devote his efforts to rendering services to the Company in such capacity. Executive shall not be required without his consent to undertake responsibilities not commensurate with his position.

3. COMMITMENT. During the term hereof, Executive shall devote substantially all of his productive time, ability and attention to the business of the Company.

4. COMPENSATION OF EXECUTIVE.

         (a) BASE SALARY. Executive shall be entitled to receive from the Company a base salary ("Base Salary") of seventy five thousand dollars ($75,000) per year, payable in accordance with the normal payroll practices of the Company.

         (b) INCENTIVE BONUSES. In addition to his Base Salary, the Company shall pay Executive the following sums as bonuses: (i) upon execution of this Agreement, the Company shall issue to Executive one hundred thousand (100,000) shares of common stock as a signing bonus; and (ii) an annual incentive cash

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bonus ("Incentive Bonus") based upon the Company's and the Executive's performance, in such amount as may be determined by the Board of Directors (the "Board"). Each Incentive Bonus shall be payable to Executive during the last week of December of each year of the term hereof.

         (c) STOCK OPTION. As additional compensation, Executive shall be granted upon execution of this Agreement an incentive stock option to acquire two hundred thousand (200,000) shares of the Company's common stock at an exercise price of three dollars ($3.00) per share, exercisable as to thirty three thousand three hundred thirty three (33,333) shares on and after the last day of December of each of 2001, 2002, 2003, 2004, 2005 and 2006, cumulatively, through December 31, 2007.

5. EXECUTIVE BENEFITS. Executive and his dependents shall be included as beneficiaries at the Company's expense under the Company's group health insurance policy. Executive shall be entitled to receive all additional benefits generally made available to executives of the Company.

6. VACATION. Executive shall be entitled to four (4) non-consecutive weeks off for vacation at full pay during each twelve (12) month period of the term hereof.

7. REIMBURSEMENT OF EXECUTIVE EXPENSES. In the course of his employment Executive shall be expected to incur various business expenses customarily incurred by persons holding like positions, including, but not limited to, traveling, entertainment and similar expenses, for the benefit of the Company. Subject to the Company's policy regarding the reimbursement of such expenses, the Company shall reimburse Executive for such expenses from time to time, at Executive's request, and Executive shall account to the Company for such expenses.

8. TERMINATION BY THE COMPANY.

         (a) The Company shall have the right to terminate this Agreement under the following circumstances:

                  (i) Upon the death of Executive;

                  (ii) Upon notice from the Company to Executive in the event of an illness or other disability which has incapacitated him from performing his duties for twelve (12) consecutive weeks as determined in good faith by the Board; or

                  (iii) For "good cause" upon notice from the Company. Termination by the Company of Executive's employment for "good cause" shall be


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limited to the following circumstances:

                           (A) Executive is convicted of, pleads guilty to or
pleads NOLO CONTENDERE to a felony crime involving moral turpitude;

                           (B) Executive is found guilty of or pleads no contest
to fraud, conversion, embezzlement, falsifying records or reports or a similar crime involving the Company's property;

                           (C) Executive willfully breaches this Agreement,
which breach remains uncured thirty (30) days after written notice thereof shall have been sent to Executive;

                           (D) The voluntary resignation by Executive as an
employee of the Company (except pursuant to Section 9); or

                           (E) Insubordination or incompetence, as reasonably
determined by the Board after Executive has had the opportunity to address the Board with respect to the matter.

         (b) If this Agreement is terminated pursuant to Section 8(a) above, Executive's rights and the Company's obligations hereunder shall forthwith terminate except as expressly provided in this Agreement.

         (c) If this Agreement is terminated pursuant to Section 8(a)(i) or (ii) hereof, Executive or his estate shall be entitled to receive:

                  (i) A cash payment equal to Executive's Base Salary hereunder for a twelve (12) month period, payable within thirty (30) days of the date of such termination; and

                  (ii) All Incentive Bonuses granted to him by the Board pursuant to Section 4(b) above.

The Company may purchase insurance to cover all or any part of its obligations set forth in this Section 8(c), and Executive agrees to take a physical examination to facilitate the obtaining of such insurance. However, death and disability benefits are not conditioned upon the Executive's insurability or the Company's obtaining insurance.

         (d) Whenever compensation is payable to Executive hereunder during a time when he is partially or totally disabled and such disability (except for the provisions hereof) would entitle him to disability income or to salary continuation payments from the Company according to the terms of any plan now or hereafter provided by the Company or according to any Company policy in effect at the time of such disability, the compensation payable to him hereunder shall



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be inclusive of any disability income or salary continuation and shall not be in addition thereto. If disability income is payable directly to Executive by an insurance company under an insurance policy paid for by the Company, the amounts paid to him by said insurance company shall be considered to be part of the payments to be made by the Company to him pursuant to this Section, and shall not be in addition thereto.

9. TERMINATION BY EXECUTIVE. Executive shall have the right to terminate his employment under this Agreement upon thirty (30) days' notice to the Company given within sixty (60) days following the occurrence of any of the following events:

         (a) Executive is not appointed or retained as the Company's Director of Investor Relations; or

         (b) The Company materially reduces Executive's duties and responsibilities hereunder. Executive's duties and responsibilities shall not be deemed materially reduced for purposes hereof solely by virtue of the fact that the Company is (or substantially all of its assets are) sold to, or is combined with, another entity.

10. CONSEQUENCES OF BREACH BY THE COMPANY.

         (a) If this Agreement is terminated pursuant to Section 9 hereof, or if the Company shall terminate Executive's employment under this Agreement for any reason other than as set forth in Section 8(a), the following shall apply:

                  (i) Executive shall receive a cash payment equal to the Executive's Base Salary hereunder for a twelve (12) month period, payable within thirty (30) days of the date of such termination; and

                  (ii) Executive shall be entitled to all Incentive Bonuses granted to him by the Board pursuant to Section 4(b) above.

         (b) If any benefit under the preceding subsection is finally determined by the Internal Revenue Service to be an "Excess Parachute Payment" under
Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), the Company shall pay Executive an additional amount such that (x) the excess of all Excess Parachute Payments (including payments under this sentence) over the sum of excise tax thereon under Section 4999 of the Code and income tax thereon under Subtitle A of the Code and under applicable state law is equal to (y) the excess of all Excess Parachute Payments (excluding payments under this sentence) over income tax thereon under Subtitle A of the Code and under applicable state law.

11. REMEDIES. The Company recognizes that because of Executive's special talents and stature, in the event of termination by the Company hereunder (except under


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Section 8(a)), or in the event of termination by Executive under Section 9, before the end of the agreed term, the Company acknowledges and agrees that the provisions of this Agreement regarding further payments of Base Salary and Incentive Bonuses constitute fair and reasonable provisions for the consequences of such termination, do not constitute a penalty, and such payments and benefits shall not be limited to or reduced by amounts Executive might earn or be able to earn from any other employment or ventures during the remainder of the agreed term of this Agreement.

12. COVENANT NOT TO COMPETE; DISCLOSURE OF INFORMATION. Executive agrees to receive confidential and proprietary information of the Company in strict confidence, and not to disclose such information to others except as authorized in writing by the President of the Company or as required by law. Confidential and proprietary information shall mean information not generally known to the public that is created by or disclosed to Executive as a consequence of his employment by the Company. Additionally, for a two (2) year period following the termination pursuant to Section 8(a) or expiration hereof, Executive shall not engage in any activities substantially similar to or in competition with the business of the Company.

13. NOTICES AND DEMANDS. Any notice or demand which, by any provision of this Agreement or any agreement, document or instrument executed pursuant hereto, except as otherwise provided therein, is required or provided to be given shall be deemed to have been sufficiently given or served for all purposes if sent by certified or registered mail, postage and charges prepaid, to the following addresses: if to the Company, Attention: Dennis E. McGuire, 3515 S.E. Lionel Terrace, Stuart, Florida 34996, or at any other address designated by the Company to Executive in writing, and if to Executive, 5155 Bimini Circle, Palm City, Florida 34990 or at any other address designated by Executive to the Company in writing.

14. SEVERABILITY. In case any covenant, condition, term or provision contained in this Agreement shall be held to be invalid, illegal or unenforceable in any respect, in whole or in part, by judgment, order or decree of any court or other judicial tribunal of competent jurisdiction, from which judgment, order or decree no further appeal or petition for review is available, the validity of the remaining covenants, conditions, terms and provisions contained in this Agreement, and the validity of the remaining part of any term or provision held to be partially invalid, illegal or unenforceable, shall in no way be affected, prejudiced or disturbed thereby.

15. WAIVER OR MODIFICATION. No waiver or modification of this Agreement or of any covenant, condition or limitation herein contained shall be valid unless in writing and duly executed by the party to be charged therewith. Furthermore, no



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evidence of any waiver or modification shall be offered or received in evidence in any proceeding, arbitration or litigation between the parties arising out of or affecting this Agreement, or the rights or obligations of any party hereunder, unless such waiver or modification is in writing and duly executed as aforesaid. The provisions of this Section may not be waived except as herein set forth.

16. COMPLETE AGREEMENT. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter of this Agreement and supersedes any and all previous agreements between the parties, whether written or oral, with respect to such subject matter.

17. APPLICABLE LAW, BINDING EFFECT AND VENUE. This Agreement shall be construed and regulated under and by the laws of the State of Florida, and shall inure to the benefit of and be binding upon the parties hereto and their heirs, personal representatives, successors and assigns. Venue for any action related to or arising out of this Agreement shall lie in Martin County, Florida.

IN WITNESS WHEREOF, the undersigned have executed this Employment Agreement as of the date first written above with the intent to be legally bound.

                                         ULTRASTRIP SYSTEMS, INC.


                                         By: /s/ Dennis E. McGuire
                                            -----------------------------
                                            Dennis E. McGuire, President


                                         /s/ MICHAEL CRISTOFORO
                                         --------------------------------
                                         MICHAEL CRISTOFORO


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